EXHIBIT 99.1
NEWS RELEASE

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                                                               November 15, 2004

        FLEXIBLE SOLUTIONS ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

VICTORIA,  B.C., Nov. 15, 2004 - FLEXIBLE SOLUTIONS  INTERNATIONAL,  INC. (AMEX:
FSI, FRANKFURT: FXT), the developer and manufacturer of environmentally safe water and energy conservation technology, today announced financial results for the third quarter ended September 30, 2004.

Sales in the third quarter were up substatially to $1,376,054 compared with $40,009 in the corresponding period a year ago, resulting in a net loss of $154,090, or $0.01 per basic weighted average share, compared with a net loss of $290,254, or $0.02 per basic weighted average share, in the second quarter of 2003. Basic weighted average shares used in computing per share amounts for the quarters were 11,831,916 and 11,791,612 respectively.

Sales in the nine months were $2,411,925, compared with $1,942,571 for year-ago period, resulting in a net loss of $732,239, or $0.06 per basic weighted average share, compared with a loss of $339,026, or $0.03 per basic weighted average share, in the second quarter of 2003. Basic weighted average shares used in computing per share amounts for the nine months were 11,819,916 and 11,677,988 respectively.

The sales data reflects the first full quarter of FSI's acquisition of Donlar Corp's assets, which was completed on June 9, and now operates as the Company's NanoChem Solutions, Inc., subsidiary. For the nine months ended Sept 30, 2004, pro-forma revenues totaled $4,574,824 presuming that the companies had operated as one since Jan 1st.

Mr. Daniel B. O'Brien, CEO, states, "The third quarter results reflect $173,989 in non-cash depreciation charges from the NanoChem acquisition and, when depreciation and stock option expenses are removed, the Company shows positive cash flow only 3 months and 20 days after the asset purchase. In the third quarter, over $100,000 in new cash became available through operations to service debt and develop our business."

The NanoChem division has contributed greatly to sales and cash flow only 110 days after the takeover and is starting to replace the capital expended for it. As well, opportunities to synergistically cross sell the products of all FSI divisions have already generated leads to new business. The swimming pool and NanoChem division are cooperating to increase utilization of the Peru, IL factory while decreasing costs for the Company as a whole. The Company maintained expenditures in the areas of WaterSavr sales and marketing and production equipment development. Adding to the first complete quarter of sales from the recently acquired NanoChem division, were greater than expected sales from our swimming pool division into new overseas markets. NanoChem sales are much less seasonal than those of our WaterSavr and Flexible Solutions Ltd divisions which should lead to less volatile sales figures in future. Management will attempt to reduce seasonality even further over time.


                                 (TABLE FOLLOWS)

                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

                      Consolidated Statement of Operations
                           For 3 Months Ended Sept 30,
                                   (Unaudited)



                                                    2004               2003
                                                    ----               ----

Sales                                           $ 1,376,054        $    40,009

Net Income (Loss)                               $  (154,090)       $  (290,254)

Net Income (Loss) Per
Common Share -- Basic                           $     (0.01)       $     (0.02)

Weighted Average Shares
Used in Computing Per Share
Amounts - Basic                                  11,831,916         11,791,612



ABOUT FLEXIBLE SOLUTIONS INTERNATIONAL

Flexible Solutions International, Inc. (http://www.flexiblesolutions.com/), based in Victoria, British Columbia, is the developer and manufacturer of WaterSavr, the world's first commercially viable water evaporation retardant. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company's Ecosavr product targets the residential swimming pool market. The Company's NanoChem Solutions, Inc., subsidiary specializes in environmentally friendly, "green chemistry" water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid.

SAFE HARBOR PROVISION

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Investor Relations contacts:      Flexible Solutions International - Head Office
Jens Biertumpel                                                      Jason Bloom
Tel: 604.682.1799                                              Tel: 800.661.3560
                                               Email: Info@flexiblesolutions.com


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